Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (Nos. 333-233862, 333-202442 and 333-228957) on Form S-8 and registration statements (Nos. 333-169826 and 333-182428) on Form S-3 of The Andersons, Inc. of our report dated February 27, 2019, with respect to the consolidated balance sheet of Lansing Trade Group, LLC as of December 31, 2018, the related consolidated statements of comprehensive income, equity, and cash flows for the year ended, and the related notes, not included herein, which report appears in the December 31, 2019 annual report on Form 10-K of The Andersons, Inc.

/s/ KPMG LLP
Kansas City, Missouri
February 27, 2020